Exhibit 10.5

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (the “Agreement”) dated April 25, 2008 between Intrepid Potash Inc., a Delaware corporation, having its principal executive offices in Denver, Colorado, (the “Company”) and Hugh E. Harvey, Jr. (“Executive”).

RECITALS

A. Executive is a senior executive of Intrepid Mining LLC (“Intrepid Mining”), a Delaware limited liability company that owns and operates potash mining and processing facilities in Utah and New Mexico and that produces and markets potash related products and by-products.

B. On December 20, 2007, the Company filed a registration statement on Form S-1 with respect to the initial sale of shares of its common stock to the public (the “IPO”).

C. Shortly prior to the closing of the IPO, Intrepid Mining will contribute its assets to the Company and the Company will thereafter conduct the business formerly conducted by Intrepid Mining and employ those individuals formerly employed by Intrepid Mining (the “Formation Transaction”).

D. In connection with the IPO, the Company and Executive wish to enter into an employment agreement to memorialize the terms and conditions of Executive’s employment as Executive Vice President of Technology of the Company on and after the IPO.

AGREEMENT

In consideration of the mutual promises and agreements set forth below, the Company and Executive agree as follows:

1. TERM OF EMPLOYMENT: Subject to the terms of this Agreement, the Company agrees to employ Executive, and Executive hereby accepts such employment, effective as of the date of the Formation Transaction (the “Effective Date”). Executive’s employment shall be for a term of eighteen months, subject to earlier termination as provided in paragraph 4, herein (the “Term”); provided, however, that the Term will automatically be extended by twelve months on the last day of the initial eighteen month term and on each anniversary of such date thereafter, unless one party to this Agreement provides written notice of non-renewal to the other party at least 90 days prior to the effective date of such automatic extension.

2. POSITION AND DUTIES:

a. Position: Executive shall serve as Executive Vice President of Technology of the Company and shall have the same duties, responsibilities, and authority as he had in his employment capacity with Intrepid Mining immediately prior to the IPO, along with such other duties, responsibilities and authority as the Company’s Board of Directors (the “Board”) may establish. Executive shall report directly to the Board and shall perform his duties and responsibilities primarily at the Company’s offices in Denver, Colorado.

b. Commitment of Executive: Executive shall devote substantially his full business time, energy, and ability to the business of the Company and its subsidiaries; provided, however, that Executive shall be entitled to remain actively involved in the management and operation of Intrepid Oil and Gas, LLC and the other investment entities owned in whole or in part by Executive as of the Effective Date, to the extent such activities do not interfere materially with the performance of Executive’s duties and responsibilities hereunder. Except as may otherwise be permitted by this Agreement or with the prior express authorization of the Board, Executive shall not render business or professional services to any other person or firm, whether for compensation or otherwise.

c. Other Positions and Services: Executive may, if such activities do not interfere materially with the performance of Executive’s duties and responsibilities hereunder, (i) continue to serve as a director or trustee of the other for-profit corporations or businesses for which he is serving as a director or trustee on the Effective Date, (ii) with the prior approval of the Board, serve as a director or trustee of other for profit corporations or businesses, provided, that if the Board later determine that it no longer approves of the directorship, it shall notify Executive in writing and Executive shall resign such directorship within a reasonable period of time, (iii) serve on civic or charitable boards or committees, and (iv) deliver lectures, fulfill speaking engagements, or teach at educational institutions (and retain any fees therefrom).

d. Investments: Executive may invest in other businesses (an “Investment”); provided, that the Investment shall not (i) pose a conflict of interest with regard to Executive’s employment hereunder, (ii) require Executive’s active involvement in the management or operation of such Investment (recognizing that Executive shall be permitted to monitor and oversee the Investment), except as permitted in 2(b), above, or (iii) interfere materially with the performance of Executive’s duties and obligations hereunder. For the purposes of clause (i) of the preceding sentence, Executive shall not be deemed to be subject to a conflict of interest merely by reason of (i) his ownership of Intrepid Oil and Gas, LLC and the other investment entities owned in whole or in part by Executive as of the Effective Date, or (ii) his ownership of less than five percent (5%) of (A) the outstanding stock of any entity whose stock is traded on an established stock exchange or on the

National Association of Securities Dealers Automated Quotation System, or (B) the outstanding equity interests of any venture fund, investment pool or similar investment vehicle that solicits investments on a “blind pool” basis.

e. No Conflict: Executive represents and warrants that the execution of this Agreement and performance of his duties hereunder will not conflict with or constitute a default under any contract or legal obligation he owes to any third party.

3. COMPENSATION AND BENEFITS: The Company shall compensate Executive for his services as set forth in this paragraph 3 with the objective of compensating the Executive at levels consistent with similarly situated executives at peer companies; provided that the Company may change from time to time the terms and benefits of any retirement, welfare or fringe benefit plan of the Company, including the right to change any service provider, so long as such change applies generally to the senior executives of the Company.

a. Salary: The Company shall pay Executive a base salary of $487,500 per annum (the “Base Salary”) in periodic installments in accordance with the Company’s payroll practices. Amounts payable shall be reduced by standard withholding and other authorized deductions. The Compensation Committee of the Board (the “Compensation Committee”) will review Executive’s salary at least annually and may increase (but not decrease) the Base Salary. Executive’s salary as so adjusted shall thereafter be treated as Executive’s Base Salary hereunder.

b. Cash Bonus / Short-Term Incentives: Executive shall be eligible to receive annual bonuses/short-term cash incentives in accordance with the Company’s annual cash bonus/short-term incentive program(s) for senior management, as such program(s) may be modified from time to time.

c. Equity Compensation.

(i) General. On or around the completion of the IPO, the Company will adopt an equity incentive plan for the benefit of its eligible service providers (the “2008 Equity Plan”). Executive shall be entitled to participate in the 2008 Equity Incentive Plan and any subsequent equity compensation programs sponsored by the Company or its subsidiaries (the “Equity Plans”) on such terms as shall be established by the Compensation Committee in its sole discretion.

(ii) Change of Control. All grants made under the Equity Incentive Plans shall vest in full immediately prior to the occurrence of a Change of Control. For purposes of this Agreement, a Change of Control means: (A) the acquisition by any individual, entity, or group (within the meaning of Sections 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of “beneficial ownership” (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 50% of the combined voting power of the Company’s then outstanding securities entitled to vote generally in the election of directors, other than any acquisition (1) directly from, or by, the Company, (2) by a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its subsidiaries, or (3) by Robert P. Jornayvaz III, Hugh E. Harvey Jr. or J. Landis Martin (collectively the “Principals”), or by any “group” (within the meaning of Section 13(d)(3) of the Exchange Act) that is controlled by one or more of the Principals; (B) the individual directors of the Board as of the Effective Date (the “Incumbent Directors”) cease to constitute at least two-thirds of the Board; provided, however, that for purposes of this paragraph, any new director whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least a majority of the Incumbent Directors shall be considered an Incumbent Director; (C) consummation, in one transaction or a series or related transactions, of a reorganization, merger, or consolidation of the Company or sale or other disposition, direct or indirect, of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination, the Persons who were the “beneficial owners” of outstanding voting securities of the Company immediately prior to such Business Combination “beneficially own,” by reason of such ownership of the Company’s voting securities immediately before the Business Combination, more than 50% of the combined voting power of the company resulting from such Business Combination (including, without limitation, a company which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership of the outstanding voting securities of the Company immediately prior to such Business Combination; or (D) approval by those Persons holding the voting securities of the Company of a complete liquidation or dissolution of the Company. A Person will not be deemed to be a member of a “group” for purposes of this definition solely by virtue of becoming party to an agreement with one or more Principals that requires such Person to vote the voting stock of the Company in a manner specified by the Principals.

d. Retirement Plans: Executive shall be entitled to participate in all retirement plans applicable generally to other senior executives of the Company, in accordance with the terms of such plans, as they may be amended from time to time.

e. Welfare Benefit Plans: Executive and his family shall be eligible to participate in and receive all benefits under the Company’s welfare benefit plans and programs applicable generally to other senior executives of the Company (collectively, as amended from time to time, the “Company Plans”), in accordance with the terms of the Company Plans.

f. Vacation and Sick Leave: Executive shall be entitled to vacation, sick leave, and paid time off in accordance with the plans, policies, and programs in effect generally with respect to other senior executives of the Company, including the limitations, if any, on the carry-over of accrued but unused time.

g. Expenses: The Company shall reimburse Executive for reasonable expenses for cellular telephone usage, entertainment, travel, meals, lodging, and similar items incurred in the conduct of the Company’s business. Such expenses shall be reimbursed in accordance with the Company’s expense reimbursement policies and guidelines.

h. Fringe Benefits and Perquisites. Executive and his family shall be eligible for all other fringe benefits or perquisites offered generally to senior executives of the Company and their families. In addition, Executive shall be entitled to (i) use of a company-provided automobile of his choice valued at no more than $75,000, (ii) personal use of the Company aircraft to the extent such use does not interfere with the Company’s use of the aircraft for business purposes, and (iii) the right to use the company aircraft (either directly or through one or more entities controlled, directly or indirectly, by Executive) under a time-sharing arrangement pursuant to which Executive will reimburse the Company for the cost of such use up to limits imposed by Federal Aviation Administration regulations.

i. Officers and Directors Liability Insurance; Indemnification: During Executive’s employment with the Company and thereafter so long as Executive may have liability arising out of Executive’s service as an officer or director of the Company or any subsidiary, the Company will continue and maintain directors and officers liability insurance (“D&O Insurance”) covering Executive in an amount and scope that is at least as favorable as the coverage applicable to the officers and employees of Intrepid Mining as of the date hereof; provided, however, that if such a policy cannot be procured for a premium equal to or less than the premium paid for the year in which the Effective Date occurs, the Company shall procure an insurance policy with the greatest coverage and scope procurable for such premium.

4. TERMINATION: This Agreement may be terminated by the Company or Executive prior to the expiration of the Term pursuant to this paragraph 4.

a. Cause: The Company may terminate this Agreement for “Cause” immediately upon written notice to Executive. For purposes of this Agreement, “Cause” shall mean any one or more of the following events:

(i) conviction of (or pleading nolo contendere to) a felony;

(ii) engaging in theft, fraud, embezzlement, or willful misappropriation of the property of the Company;

(iii) violation of any Company policy or practice regarding discrimination or harassment that would be grounds for termination of a Company employee in general;

(iv) Executive’s willful failure to perform substantially Executive’s material duties as contemplated by paragraph 2 above (other than such failure resulting from incapacity due to physical or mental illness), which, for avoidance of doubt, shall include Executive’s insubordination to the Board, after (i) a written demand for corrected performance is delivered to Executive by the Board that identifies specifically the manner in which the Board believes Executive has not performed substantially Executive’s material duties, and (ii) Executive fails to cure the matters identified in the written demand within 30 days. No act or failure to by Executive shall be deemed “willful” if done, or omitted to be done, by him in good faith and with the reasonable belief that his action or omission was in the best interest of the Company.

b. Death or Disability: If Executive has a Disability (as defined below), the Company may give to Executive written notice of its intention to terminate this Agreement. In such event, this Agreement shall terminate effective on the 30th day after receipt of such notice by Executive, provided that Executive shall not have returned to full-time performance of Executive’s material duties within the 30-day period after such receipt. For purposes of this Agreement, “Disability” shall mean any physical or mental condition which prevents Executive, for a period of 90 consecutive days, from performing and carrying out Executive’s material duties and responsibilities with the Company, as determined by the Board. This Agreement shall terminate automatically upon Executive’s death.

c. Other than Death or Disability or Cause: The Company may terminate this Agreement upon thirty (30) days written notice to Executive at any time and for any reason.

d. Termination by Executive: Executive may terminate this Agreement upon thirty (30) days written notice to the Company at any time and for any reason.

e. Survival of Terms: Portions of this Agreement that by their terms provide or imply that they survive the end of the Term shall survive the end of the Term.

5. OBLIGATIONS OF THE COMPANY AND EXECUTIVE UPON TERMINATION:

a. Cause: If this Agreement is terminated by the Company for Cause under paragraph 4(a), the Term shall end without further obligation to Executive other than:

(i) payment of the sum of (A) any Base Salary earned but not yet paid to Executive through the date of termination, (B) any bonus earned and payable in accordance with the terms of an applicable Company bonus plan but not yet paid to Executive as of the date of termination, and (C) any other compensation earned through the date of termination but not yet paid to Executive (“Accrued Obligations”),

(ii) the payments and benefits provided in paragraph 5(g).

b. Death or Disability: If this Agreement is terminated by reason of Executive’s death or Disability under paragraph 4(b), the Company shall provide to Executive or Executive’s legal representatives: (i) payment of the Accrued Obligations, and (ii) the payments and benefits provided in paragraph 5(g).

c. Other than Death or Disability or Cause: If the Company terminates this Agreement for any reason other than pursuant to paragraph 4(a) or 4(b), Executive shall be entitled to:

(i) payment of the Accrued Obligations,

(ii) the payments and benefits provided in paragraph 5(g),

(iii) continued payment of the Executive’s then-current salary for the remainder of the Term in accordance with the Company’s normal payroll processes, except as otherwise required by paragraph 5(i), below.

The Company shall be obligated to make the foregoing payments upon receipt by the Company of a release (the “Release”) given by Executive (or, if applicable, Executive’s legal representative) of all claims against the Company and its subsidiaries, and their respective directors, agents, employees, and assigns, in a form provided by the Company, which release shall, if applicable, give Executive appropriate notifications under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act. The Release shall not affect the rights of Executive or his dependents under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”).

d. Voluntary Termination by Executive: If this Agreement is terminated by Executive pursuant to paragraph 4(d) without “Good Reason,” as defined below, the Company shall provide to Executive: (i) payment of the Accrued Obligations, and (ii) the payments and benefits provided in paragraph 5(g):

e. Termination by Executive for Good Reason:

(i) In General. If this Agreement is terminated by Executive pursuant to paragraph 4(d) for Good Reason, as defined below, Executive shall, upon signing a Release, be entitled to the payments, benefits and other compensation provided above in paragraph 5(c).

(ii) “Good Reason”. For purposes of this Agreement, Executive’s termination of this Agreement shall be on account of “Good Reason” if Executive resigns as a result of any of the following events or conditions which remain in effect for at least thirty (30) days after notice has been provided by Executive to the Company of the existence of such event or condition: (A) a reduction in Executive’s Base Salary, provided reductions are not made on a substantially similar basis to all members of the Company’s senior management; (B) a material diminution in Executive’s responsibility or authority; (C) a change of more than 50 miles in the location at which Executive primarily performs his services; or (D) any other material failure by the Company to comply with any material term of this Agreement. It is the intent of the Company that “Good Reason,” as herein defined, shall meet the definition of “involuntary separation” set forth in Treasury Regulation Section 1.409A-1(n), and this Agreement shall be interpreted accordingly.

f. Expiration of the Term. In the event this Agreement is terminated as a result of the non-renewal and subsequent expiration of the Term, the Company shall provide to Executive: (i) payment of the Accrued Obligations, and (ii) the payments and benefits provided in paragraph 5(g).

g. Exclusive Remedy: Except for the payments and benefits provided in this paragraph 5, upon termination Executive shall have no other claims against, and shall be entitled to no other payments or benefits from the Company under this Agreement or pursuant to the Company’s policies and plans, other than (A) Executive’s rights under COBRA, (B) payment of any amounts due as of the date of termination pursuant to the terms of any equity-based plan of the Company or any welfare or retirement plan of the Company or of any other amounts or benefits under such plans which by their specific terms extend beyond such date of termination, and (C) rights with respect to D&O Insurance. In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement and, except as specifically provided otherwise herein, such amounts shall not be reduced whether or not Executive obtains other employment.

h. Resignations: On and as of the date this Agreement terminates for any reason, Executive shall resign from his position as an officer and director of the Company, resign from all other positions he holds as a director, officer or employee of any subsidiary of the Company, and resign as a named fiduciary of any employee benefit plans sponsored by the Company or its subsidiaries.

i. 409A Payment and Ordering Rules. Payments under this paragraph 5 are intended to qualify to the maximum extent possible as “short-term deferrals” exempt from the application of Code Section 409A. Any payments that do not so qualify are intended to qualify for the Code Section 409A exemption set forth in Treasury Regulation Section 1.409A-1(b)(9)(iii) (which exempts from Code Section 409A certain payments made upon an “involuntary separation from service”). To the extent that payments made pursuant to this paragraph 5 are made upon an “involuntary separation from service” but exceed the exemption threshold set forth in Treasury Regulation Section 1.409A-1(b)(9)(iii), the exemption will first be applied to any continued health and welfare benefits payable under this paragraph 5 (to the extent such benefits are subject to Code Section 409A and are payable within six (6) months from the Executive’s “separation from service,” as defined for purposes of Code Section 409A (the “Delayed Payment Date”)) and thereafter to the cash payments that are payable closest in time to the date of termination, until the exemption has been applied in full. Any payments under this paragraph 5 that are not exempted from Code Section 409A and that are payable prior to the Delayed Payment Date shall be withheld by the Company and paid to Executive on the Delayed Payment Date or as soon thereafter as is administratively feasible. For purposes of this paragraph, any payment to be made in installments shall be deemed a series of separate payments pursuant to Treasury Regulation Section 1.409A-2(b)(2)(iii). Nothing in this paragraph shall prohibit the Company and Executive from making use of any other Code Section 409A exemption that may be applicable to a payment or benefit hereunder.

6. 280G Provisions.

a. Determination; Efficient Gross-Up: If it is determined that any payment or benefit provided to or for the benefit of Executive (a “Payment”), whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, would be subject to the excise tax imposed by Code section 4999 or any interest or penalties with respect to such excise tax (such excise tax together with any such interest and penalties, shall be referred to as the “Excise Tax”), then a calculation shall first be made under which such payments or benefits provided to Executive are reduced to the extent necessary so that no portion thereof shall be subject to the Excise Tax (the “4999 Limit”). The Company shall then compare (a) Executive’s Net After-Tax Benefit (as defined below) assuming application of the 4999 Limit with (b) Executive’s Net After-Tax Benefit without application of the 4999 Limit. “Net After-Tax Benefit” shall mean the sum of (i) all payments that Executive receives or is entitled to receive that are contingent on a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company within the meaning of Code section 280G(b)(2), less (ii) the amount of federal, state, local, employment, and Excise Tax (if any) imposed with respect to such payments. In the event (a) is greater than (b), Executive shall receive Payments solely up to the 4999 Limit and Executive shall choose which payments shall be reduced and the amount of the reduction of each payment. In the event (b) is greater than (a), then Executive shall be entitled to receive all such Payments along with an additional payment (a “Gross-Up Payment”) in an amount such that after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

b. Calculations: All determinations required under this paragraph 6, including the determination of whether a Payment is subject to the Excise Tax or the amount of any required Gross-Up Payment, shall be made by tax counsel, a nationally recognized certified public accounting firm not serving as auditor for the Company, or another tax professional with experience in such calculations, as selected by the Company and reasonably acceptable to Executive (the “Tax Professional”). The Tax Professional shall provide detailed supporting calculations for its determinations both to the Company and Executive within fifteen days of receipt of any Payment, or such sooner period as may be requested by the Company. All costs relating to the Tax Professional shall be borne exclusively by the Company. Subject to paragraph 6(d), below, any determination by the Tax Professional shall be binding upon the Company and Executive.

c. Payment of Gross-Up: Any Gross-Up Payment, as determined pursuant to this paragraph 6, shall be paid by the Company to Executive within five business days of the receipt of the Tax Professional’s determination, but in no event later than the end of Executive’s taxable year next following the taxable year in which the original Excise Tax on the Payments is remitted to the Internal Revenue Service. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Tax Professional hereunder, it is possible that a Gross-Up Payment which will not have been made by the Company should have been made (“Underpayment”). In the event that the Company exhausts its remedies pursuant to paragraph 6(d) and Executive thereafter is required to make a payment of any Excise Tax, the Tax Professional shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of Executive, but in no event shall such payment be made later than the end of Executive’s tax year following the tax year in which the Excise Tax is remitted to the Internal Revenue Service.

d. Tax Controversy: Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of an Underpayment. Such notification shall be given as soon as practicable but no later than ten business days after Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. Executive shall not pay such claim prior to the expiration of the thirty-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall:

(i) give the Company any information reasonably requested by the Company relating to such claim,

(ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

(iii) cooperate with the Company in good faith in order effectively to contest such claim, and

(iv) permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this paragraph 6(d), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or to contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to Executive, on an interest-free basis and shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

e. Refunds; Etc.: If, after the receipt by Executive of an amount advanced by the Company pursuant to Section 6(d), Executive becomes entitled to receive any refund with respect to such claim, Executive shall (subject to the Company’s complying with the requirements of Section 6(d)) promptly pay to the

Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by Executive of an amount advanced by the Company pursuant to Section 6(d), a determination is made that Executive shall not be entitled to any refund with respect to such claim and the Company does not notify Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Underpayment required to be paid.

7. CONFIDENTIAL INFORMATION; NON-COMPETITION, NON-SOLICITATION:

a. Confidential Information: Except as expressly authorized by the Board, during the Term or at any time thereafter, Executive shall not divulge, furnish, make accessible to anyone, lay claim to, attempt to lay claim to or use, or attempt to use, in any way (other than in the ordinary course of the business of the Company) any confidential or secret knowledge or information of Intrepid Mining or of the Company or its subsidiaries (collectively the “Intrepid Parties”) that Executive has acquired or become acquainted with or will acquire or become acquainted with during the period of Executive’s employment by Intrepid Mining and by the Company, whether developed by himself or by others, concerning any pricing information, trade secrets, confidential or business plans or material (whether or not patented or patentable) directly or indirectly useful in any aspect of the business of the Intrepid Parties, any customer or dealer lists of the Intrepid Parties, any confidential or secret development of the Intrepid Parties, or any other confidential information or secret aspects of the business of the Intrepid Parties (collectively, “Confidential Information”). Executive acknowledges that the Confidential Information constitutes a unique and valuable asset of the Intrepid Parties and represents a substantial investment of time and expense by the Intrepid Parties, and that any disclosure or other use of the Confidential Information other than for the sole benefit of the Intrepid Parties would be wrongful and would cause irreparable harm to the Intrepid Parties. Both during and after the Term, Executive shall refrain from any acts or omissions that would reduce the value of the Confidential Information. The foregoing obligations of confidentiality shall not apply to any knowledge or information (i) that is now published or that subsequently becomes generally publicly known in the form in which it was obtained from the Intrepid Parties, other than as a direct or indirect result of the breach of this Agreement by Executive; or (ii) is lawfully obtained by Executive from a third party, provided that Executive did not have actual knowledge that such third party was restricted or prohibited from disclosing such information to Executive. At the time of the termination of Executive’s employment, or at such other time as the Company may request, Executive shall return all memoranda, notes, plans, records, computer tapes and software and other documents and data (and copies thereof) relating to Confidential Information that Executive may then possess or have under his or her control.

b. Non-competition; Non-solicitation: In his capacity as an employee, Executive has met with and will continue to meet with the Intrepid Parties’ current or prospective customers, suppliers, partners, licensees or other business relations (collectively, “Business Relations”) on behalf of the Intrepid Parties, and, as a consequence of using or associating himself with the Intrepid Parties’ name, goodwill, and professional reputation, Executive has been placed in a position where he can develop personal and professional relationships with the Intrepid Parties’ current and prospective customers. In addition, during the course and as a result of Executive’s employment, Executive has been or may be provided certain specialized training or know-how. Executive acknowledges that this goodwill and reputation, as well as Executive’s knowledge of Confidential Information and specialized training and know-how, could be used unfairly in competition against the Intrepid Parties. Accordingly, in consideration of the employment of Executive by the Company pursuant to this Agreement, Executive agrees that:

(i) during the time period commencing on the date hereof and terminating on the Non-Competition/Non-Solicitation End Date (as defined below), Executive shall not directly or indirectly, individually or collectively in conjunction with others, engage in activities that compete with the businesses that the Intrepid Parties are then engaged in (or, with respect to periods on and after the end of the Term, are engaged in at the time of the termination of Executive’s employment) in whatever geographic regions the Intrepid Parties then engage in such businesses; or

(ii) during the time period commencing on the date hereof and terminating on the Non-Competition/Non-Solicitation End Date (as defined below), Executive shall not directly or indirectly through another entity or person (i) induce or attempt to induce any employee of the Intrepid Parties to leave the employ of the Intrepid Parties, (ii) hire any person who was employed by the Intrepid Parties at any time during the one-year period immediately preceding the termination of Executive’s employment with the Intrepid Parties, or (iii) induce or attempt to induce any current or prospective Business Relation of the Intrepid Parties (including, without limitation, any business entity that the Intrepid Parties have contacted in order to make a proposal to enter into a business relationship) to withdraw, curtail or cease doing business with the Intrepid Parties.

For purposes of this Agreement, the “Non-Competition/Non-Solicitation End Date” shall mean the date that is 24 months from the date this Agreement is terminated or expires; provided, however, that in the event this Agreement is terminated more than 24 months after the Effective Date by the Company other than pursuant to paragraphs 4(a) or 4(b), or by Executive for Good Reason pursuant to paragraph 4(d), the Non-Competition/Non-Solicitation End Date shall mean the date on which the then-remaining Term would have otherwise expired (assuming no further extension thereof).

Executive acknowledges that as an executive of a publicly traded company he falls within the exception to C.R.S 8-2-113(2)(d), which exempts executive and management personnel and officers from the prohibitions of non-compete provisions. Executive agrees that, during the period for which Executive has continuing obligations under this paragraph 7(b), he shall inform any new employer or other person or entity with whom Executive enters into a business relationship, before accepting employment or entering into such business relationship, of the existence of this Agreement and shall give the employer, person or other entity a copy of this paragraph 7(b).

c. Third-Party Beneficiaries: The provisions of this paragraph 7 may be enforced by any of the Intrepid Parties, and the protections afforded herein shall inure to each such Intrepid Party as an intended third-party beneficiary.

d. Severability: To the extent that any provision of this paragraph shall be determined to be invalid or unenforceable, the invalid or unenforceable portion of such provision shall be deleted from this Agreement, and the validity and enforceability of the remainder of such provision and of this paragraph shall be unaffected. In furtherance of and not in limitation of the foregoing, should the duration of or geographical extent of, or business activities covered by, the noncompetition and non-solicitation agreements contained in paragraph 7(b) be determined to be in excess of that which is valid or enforceable under applicable law, then such provision shall be construed to cover only that duration, extent, or those activities which may validly or enforceably be covered. Executive acknowledges the uncertainty of the law in this respect and expressly stipulates that this paragraph shall be construed in a manner which renders its provisions valid and enforceable to the maximum extent (not exceeding its express terms) possible under applicable law.

e. Injunctive Relief: Executive agrees that it would be difficult to compensate the Intrepid Parties fully for damages for any violation of the provisions of this paragraph 7. Accordingly, Executive specifically agrees that the Intrepid Parties shall be entitled to temporary and permanent injunctive relief to enforce the provisions of this paragraph and that such relief may be granted without the necessity of proving actual damages. This provision with respect to injunctive relief shall not, however, diminish the right of the Intrepid Parties to claim and recover damages in addition to injunctive relief.

8. SUCCESSORS: This Agreement shall inure to the benefit of and be binding upon the Company and its successors and permitted assigns and any such successor or permitted assignee shall be deemed substituted for the Company under the terms of this Agreement for all purposes. As used herein, “successor” and “assignee” shall be limited to any person, firm, corporation, or other business entity which at any time, whether by purchase, merger, reorganization, or otherwise, directly or indirectly acquires the stock of the Company or to which the Company assigns this Agreement by operation of law or otherwise in connection with any sale of all or substantially all of the assets of the Company, provided that any successor or permitted assignee promptly assumes in a writing delivered to Executive this Agreement and, in no event, shall any such succession or assignment release the Company from its obligations thereunder. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as herein before defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise.

9. DISPUTE RESOLUTION: To the extent permitted by applicable law, and except as provided below, any dispute arising out of this Agreement shall be submitted to binding arbitration in Denver, Colorado pursuant to the rules of the American Arbitration Association. In the event any dispute arising out of this Agreement may not be arbitrated under applicable law (which, for purposes of this Agreement, shall be deemed to include actions for temporary injunctive relief to enforce the provisions of paragraph 7 hereof), litigation concerning such dispute shall be brought and maintained only in the District Court for the City and County of Denver, Colorado, the County Court for the City and County of Denver, Colorado, or the U.S. District Court for the District of Colorado. The prevailing party in any arbitration or litigation concerning this Agreement shall recover, in addition to any damages or other relief awarded to that party, the prevailing party’s reasonable costs and attorneys fees.

10. GOVERNING LAW: The provisions of this Agreement shall be construed in accordance with, and governed by, the laws of the State of Colorado without regard to principles of conflict of laws.

11. SAVINGS CLAUSE: If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of the Agreement which can be given effect without the invalid provisions or applications and to this end the provisions of this Agreement are declared to be severable.

12. MODIFICATION, WAIVER: Except as provided in paragraph 19, below, no provision of this Agreement may be amended, modified, or waived except by written agreement signed by the party sought to be charged with such amendment, modification, or waiver.

13. ASSIGNMENT OF AGREEMENT: Executive acknowledges that Executive’s services are unique and personal. Accordingly, Executive may not assign Executive’s rights or delegate Executive’s duties or obligations under this Agreement to any person or entity; provided, however, that payments may be made to Executive’s estate or beneficiaries as expressly set forth herein.

14. ENTIRE AGREEMENT: This Agreement is an integrated document and constitutes and contains the complete understanding and agreement of the parties with respect to the subject matter addressed herein, and supersedes and replaces all prior negotiations and agreements, whether written or oral, concerning the subject matter hereof.

15. CONSTRUCTION: Each party has cooperated in the drafting and preparation of this Agreement. Hence, in any construction to be made of this Agreement, the same shall not be construed against any party on the basis that the party was the drafter. The captions of this Agreement are not part of the provisions and shall have no force or effect.

16. NOTICES: Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid, or sent by facsimile or prepaid overnight courier to the parties at the addresses set forth below (or at such other addresses as shall be specified by the parties by like notice). Such notices, demands, claims, and other communications shall be deemed given:

a. in the case of delivery by overnight service with guaranteed next day delivery, such next day or the day designated for delivery;

b. in the case of certified or registered United States mail, five days after deposit in the United States mail; or

c. in the case of facsimile, the date upon which the transmitting party received confirmation of receipt by facsimile, telephone, or otherwise; and

d. in the case of personal delivery, when received.

Communications that are to be delivered by the United States mail or by overnight service are to be delivered as set forth below:

(i) To the Company:

Intrepid Potash Inc.

Attn: Executive Vice President of Human Resources

 and Risk Management

700 17th Street, Suite 1700

Denver, CO 80202

(ii) To Executive:

To the most recent home address on file with the Company.

Each party, by written notice furnished to the other party, may modify the acceptable delivery address, except that notice of change of address shall be effective only upon receipt.

17. TAX WITHHOLDING: The Company may withhold from any amounts payable under this Agreement such federal, state, or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

18. REPRESENTATION: Executive represents that he is knowledgeable and sophisticated as to business matters, including the subject matter of this Agreement, that he has read this Agreement and that he understands its terms. Executive acknowledges that, prior to assenting to the terms of this Agreement, he has been given a reasonable time to review it, to consult with counsel of Executive’s choice, and to negotiate at arm’s-length with the Company as to its contents. Executive and the Company agree that the language used in this Agreement is the language chosen by the parties to express their mutual intent, and that they have entered into this Agreement freely and voluntarily and without pressure or coercion from anyone.

19. 409A SAVINGS CLAUSE: The parties intend that payments or benefits payable under this Agreement not be subject to the additional tax imposed pursuant to Section 409A of the Code, and the provisions of this Agreement shall be construed and administered in accordance with such intent. To the extent such potential payments or benefits could become subject to Code Section 409A, the parties shall cooperate to amend this Agreement with the goal of giving Executive the economic benefits described herein in a manner that does not result in such tax being imposed. If the parties are unable to agree on a mutually acceptable amendment, the Company may, without Executive’s consent and in such manner as it deems appropriate or desirable, amend or modify this Agreement or delay the payment of any amounts hereunder to the minimum extent necessary to meet the requirements of Code Section 409A.

IN WITNESS WHEREOF, the Company and Executive, intending to be legally bound, have executed this Agreement on the day and year first above written.

INTREPID POTASH INC.

By:	/s/ James N. Whyte
James N. Whyte
Executive Vice President of Human
Resources and Risk Management

HUGH E. HARVEY, JR.

/s/ Hugh E. Harvey, Jr.

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